EX-99.77C
For the year ended 6/30/07
File Number  811-10487

77C: Submission of matters to a vote of security holders

Results of Shareholder Meetings

On May 18, 2007, the Trust held a Special Meeting of Shareholders to elect trustees to the Board.  Shareholders of record on March 5, 2007 were entitled to vote on the proposal.  Each nominee was elected by the shareholders.

A second Special Meeting of Shareholders was held on May 18, 2007 to approve a change in the Funds’ fundamental investment restriction to permit securities lending.  Shareholders of record on March 5, 2007 were entitled to vote on the proposal.  The Special Meeting was adjourned until June 15, 2007, at which time the proposal was approved by shareholders of the Hotchkis and Wiley Core Value Fund and Hotchkis and Wiley All Cap Value Fund.    The meeting was further adjourned until July 13, 2007, for the Hotchkis and Wiley Large Cap Value Fund, Hotchkis and Wiley Mid-Cap Value Fund and Hotchkis and Wiley Small Cap Value Fund, at which time the proposal was approved by the shareholders.

The following votes were recorded during the respective meetings:

(1)	To elect each nominee as a Trustee of the Trust

	Shares Voted For	Shares Withheld	Shares Abstained
Randall H. Breitenbach	407,968,185	3,715,178	685,157
Robert L. Burch, III	407,946,107	3,737,256	685,157
George H. Davis, Jr.	408,025,256	3,658,108	685,157
Alejandra C. Edwards, Ph.D.	407,680,126	4,003,238	685,157
Marcy Elkind, Ph.D.	408,100,974	3,582,390	685,157
Robert Fitzgerald	407,910,112	3,773,252	685,157
John A. G. Gavin	407,817,412	3,865,951	685,157
Donald G. Morrison, Ph.D.	407,649,620	4,033,744	685,157

(2)	To approve an amendment to the Funds’ fundamental investment restriction to allow securities lending

	Shares Voted For	Shares Voted Against	Shares Abstained
Hotchkis and Wiley Core Value Fund	60,091,040	3,044,347	4,735,962
Hotchkis and Wiley All Cap Value Fund	3,469,484	215,877	426,778
Hotchkis and Wiley Large Cap Value Fund	114,613,418	5,914,714	3,289,748
Hotchkis and Wiley Mid-Cap Value Fund	70,391,008	4,393,559	5,435,726
Hotchkis and Wiley Small Cap Value Fund	8,766,502	351,086	715,667